EXHIBIT 10.9

Confidential Treatment has been requested for portions of this agreement. Those portions have been marked [Redacted].

SUPPLY AGREEMENT for DORZOLAMIDE HYDROCHLORIDE

This AGREEMENT, effective as of 18th July 2008, is made by and between:

HI-TECH PHARMACAL CO. INC, a company organized and existing under the laws of Delaware, USA, having its legal seat at 369 Bayview Avenue, Amityville, New York 11701, USA (hereinafter referred to as “CLIENT”),

and

RAGACTIVES S.L.U., a company organized and existing under the laws of Spain, having its legal seat at Parque Tecnológico, Parcelas 2 y 3, 47151.Boecillo (Valladolid), Spain (hereinafter referred to as “RAGACTIVES”).

RECITALS

WHEREAS, RAGACTIVES manufactures Dorzolamide Hydrochloride (hereinafter referred to as “Product”).

WHEREAS, RAGACTIVES is the holder of the granted Patent US 2003/0220509.

WHEREAS, RAGACTIVES submitted on May 31st 2005 a Drug Master File (“DMF”) Number 18385 with US Food and Drug Administration (“FDA”).

WHEREAS, RAGACTIVES can supply the Product to the CLIENT. The Product may be invoiced to the CLIENT by RAGACTIVES or any other company designated by RAGACTIVES.

WHEREAS, CLIENT has already established facilities for manufacturing finished dosage forms, distribution and marketing of pharmaceutical products in the Territory, as hereinafter defined.

NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the parties hereto have agreed as follows:

ARTICLE I-DEFINITIONS

Whenever used in this Agreement, the following terms shall have the following meanings:

1.1. “Product” as used in this Agreement shall mean the active ingredient Dorzolamide Hydrochloride.

1.2. “Scientific and Technical Information” shall mean all scientific and technical data possessed by RAGACTIVES relating to the Product.

1.3. “Territory” shall mean Canada and the United States of America.

ARTICLE II-DISCLOSURE OF SCIENTIFIC AND TECHNICAL INFORMATION / CONFIDENTIALITY

2.1. RAGACTIVES will deliver to the CLIENT free of charge all the technical documentation in the possession of RAGACTIVES which CLIENT needs for registration purposes.

2.2. During the term of this Agreement and at any time subsequent thereto, CLIENT shall keep confidential and secret all Scientific and Technical Information which is disclosed to it by RAGACTIVES under this Agreement.

2.3. CLIENT shall not reveal or disclose to third parties any of said Scientific and Technical Information and other information it may develop without the prior written consent of RAGACTIVES. Scientific and Technical information shall include, but not be limited to, all technical information and other pertinent information, except any portion thereof which:

a ) is in the public domain at the time of disclosure;

b ) is published or otherwise becomes part of the public domain through no fault of the parties;

c ) is known by CLIENT before receipt for under this Agreement, as shown by prior written records; or

d ) becomes available from a third party who has the right to disclose it.

Nothing contained in the above paragraphs shall be construed to restrict CLIENT from disclosing the Scientific and the Technical Information as may be required for purposes of compliance with governmental, administrative or regulatory laws, regulations, orders or requests. In such event CLIENT shall take such reasonable measures as may be available to ensure that no unauthorized use or disclosure is made by others to whom access to confidential information is granted.

ARTICLE III-SUPPLY OF THE PRODUCT

3.1. During the term of this Agreement, CLIENT shall purchase the Product in bulk from RAGACTIVES, and RAGACTIVES shall sell such requirements of the Product to CLIENT upon and subject to the terms of this Art 3. Nothing herein shall restrict CLIENT from purchasing the Product from another source of supply. However, during the term of this Agreement, CLIENT will consider RAGACTIVES as its preferential supplier for the Product and therefore will communicate to RAGACTIVES any offer for the Product which may have received from other equivalent manufacturer with approved DMF in USA, enabling

RAGACTIVES to align its price to such of other equivalent manufacturer (“equivalent manufacturer” means in this contract any third party with a Drug Master File approved by the FDA selling the Product). In this respect CLIENT shall buy from RAGACTIVES at least 75% of its annual consumption of the Product as long as RAGACTIVES price is not over 10% of other equivalent manufacturer’s price.

3.2. CLIENT agrees to provide a rolling forecast of its Product requirements on a quarterly basis to RAGACTIVES so as to facilitate RAGACTIVES to carry out production planning of the Product for sale and supply pursuant to the terms of this Agreement. The rolling forecast on this basis will be communicated to RAGACTIVES three (3) months prior to the commencement of the relevant calendar year during the term of this Agreement and will be updated on a quarterly basis. CLIENT shall submit firm purchase orders setting forth specific Product quantities and shipping instructions for each shipment at least one hundred and twenty (120) days prior to required delivery dates, and RAGACTIVES shall acknowledge receipt thereof and confirm said terms. RAGACTIVES shall supply CLIENT with the quantities set forth on such firm purchase orders and such additional amounts that CLIENT may order in excess of CLIENT’s forecasted amounts constituting firm purchase orders; provided that RAGACTIVES shall have confirmed and accepted such additional orders within ten (10) days of RAGACTIVES’ receipt of any such additional orders. RAGACTIVES agrees to use its best efforts to meet any such additional orders. RAGACTIVES covenants to maintain capacity to manufacture on an annualized basis 120% of the forecasted requirements of CLIENT set forth in any forecast submitted by CLIENT in accordance with this Agreement.

3.3. RAGACTIVES shall supply the Product in accordance with the Product Specifications as stated in Annex 1. CLIENT shall be responsible for analytical controls made by it on the Product purchased from RAGACTIVES.

3.4. CLIENT shall have thirty (30) days from the date of delivery of the Product to reject all or any part of the Product which is damaged or does not conform with the Product Specifications. In the event of notice of such non-conformity, RAGACTIVES shall, to the exclusion of any other remedy, replace the defective Product at no cost to CLIENT. In the event that RAGACTIVES does not agree with CLIENT’s statement of nonconformity, RAGACTIVES shall submit a sample of the allegedly nonconforming Product to an independent qualified laboratory for testing as to the Product conformity with the Product Specifications, which laboratory shall have been approved by CLIENT. The decision of the independent qualified laboratory shall be final and all reasonable costs associated with the analysis shall be borne by the losing party.

ARTICLE IV-PRODUCT PRICES AND PAYMENT TERMS

4.1. The confidential portion has been omitted and filed separately with the Securities and Exchange Commission.

4.2. Terms of Payment shall be thirty (30) days after invoice date upon shipment of the Product and receipt of Invoice. Product shall be shipped to CLIENT CIF New York, USA. Additional orders will not be shipped until previous one has been fully paid.

ARTICLE V-QUALITY AND CONTROLS

5.1. RAGACTIVES guarantees that the quality of the Product supplied under this Agreement shall meet, at the time of delivery to CLIENT, all Specifications as stated in Annex 1. RAGACTIVES shall enclose a certificate of analysis for each batch of the shipment proving that the Product meets such quality standards.

5.2. The Product supplied to CLIENT shall be manufactured in compliance with RAGACTIVE’s DMF filed with the US FDA and shall be manufactured in compliance with all applicable laws and regulations, including but not limited to the FDA Current Good Manufacturing Practices (“cGMP”). Upon request, RAGACTIVES will make its best efforts to provide CLIENT with any substantive impurities from the synthesis process whenever it is possible to isolate them by chemical conventional means.

5.3. RAGACTIVES will supply CLIENT with copies of all governmental inspections, approvals and Drug Master Files in connection with the Product in the Territory. Summaries of quality test results of the Product will be available to CLIENT. The CLIENT or its representatives will have the right at reasonable times during normal business hours, to inspect the facilities where the Product is manufactured upon advance written notice to RAGACTIVES for the purposes of quality control and to assure compliance with cGMP, applicable laws and the terms of this Agreement. In the event that the facilities used to manufacture the Product are the subject of an audit or inspection by the FDA or a similar regulatory authority, which audit or inspection is directly or indirectly related to the Product, RAGACTIVES shall notify CLIENT.

ARTICLE VI-REPRESENTATIONS & WARRANTIES

6.1. Warranties by RAGACTIVES. RAGACTIVES warrants that Product delivered for shipment to CLIENT under this Agreement shall, at the time of delivery for shipment, be free of defects, meet all Specifications in Annex 1 and have been processed and stored by RAGACTIVES in compliance with cGMPs and all applicable FDA regulations.

ARTICLE VII-INDEMNITY & RECALLS

7.1. Indemnification by CLIENT. CLIENT shall defend, indemnify, and hold RAGACTIVES harmless from and against any and all claims, liability, damage, loss, cost and expenses (including reasonable attorney’s fees) arising from any third party claims made or brought or any proceedings of any sort initiated against RAGACTIVES which:

7.1.1.	Arise out of CLIENT’s breach of any obligations or warranty under this Agreement;

7.1.2.	Arise out of the promotion, distribution, sale or use by CLIENT or any third party of Product, including without limitation any product liability claim (except to the extent CLIENT is at fault); or

7.1.3.	Arise out of any or are based upon any claim of violation by CLIENT of any patent, trade secret or other intellectual property rights of any person or entity.

In no event shall CLIENT be liable for consequential or punitive damages.

7.2. Indemnification by RAGACTIVES. RAGACTIVES will defend, indemnify, and hold CLIENT harmless from and against any and all claims, liabilities, damages, losses, costs and expenses (including reasonable attorney’s fees) resulting from any third party claims made or brought against, or proceedings of any sort initiated against CLIENT which:

7.2.1.	Arise out of RAGACTIVES’s breach of any obligation or warranty under this Agreement;

7.2.2.	Arise out of the promotion, distribution, sale or use by RAGACTIVES or any third party of Product, including without limitation any product liability claim (except to the extent RAGACTIVES is at fault); or

7.2.3.	Arise out of any or are based upon any claim of violation by RAGACTIVES of any patent, trade secret or other intellectual property rights of any person or entity.

In no event shall RAGACTIVES be liable for consequential or punitive damages.

Conditions. Each party’s indemnity obligations (the “Indemnifying Party”) under Sections 7.1 and 7.2 are conditioned upon the other party (the “Indemnified Party”) promptly notifying the Indemnifying Party of any such claim or proceeding in writing, giving the Indemnifying Party the opportunity to defend or settle such a claim or proceeding at its expense and cooperating with the Indemnifying Party (at the expense of the Indemnifying Party) in defending or settling any such claim or proceeding.

ARTICLE VIII-TERM AND TERMINATION

8.1. This Agreement commences on the effective date set forth above and ends ten (10) years after said date. Thereafter it shall be automatically renewed for successive two (2) year periods unless terminated by either party by written notice to the other party no later than one hundred and eighty (180) days prior to the then current term.

8.2. Furthermore, this Agreement may be terminated by either party prior to the termination date upon the occurrence of any of the following events:

i ) ninety (90) days’ notice by either party to the other in the event that the other party materially breaches any provision of this Agreement and fails to remedy the breach prior to the expiration of such ninety (90) days period;

ii) immediately upon notice by either party to the other upon:

(A) the insolvency of either party to this Agreement, or the appointment of a receiver for a party or for all or any substantial part of its properties, but only if such receiver is not discharged within sixty (60) days of its appointment; or

(B) the admission by either party in writing of its inability to pay its debts as they become due or the execution by the other party of an assignment for the benefit of its creditors; or

(C) the filing by either party of a petition to be adjudged a bankrupt, or a petition or answer admitting the material allegations of a petition filed against the other party in any bankruptcy preceding, or the act of the other party in instituting or voluntarily being or becoming a party to any other judicial proceeding intended to effect a discharge of the debts of such other party in whole or in part or the adjudication of such other party as a bankrupt.

ARTICLE IX-RIGHTS AND DUTIES AFTER TERMINATION

9.1. Upon termination of this Agreement CLIENT shall maintain confidentiality and shall not disclose or use any Scientific and Technical Information unless it has become public knowledge.

ARTICLE X-FORCE MAJEURE

10.1. Failure of either party to perform its obligations hereunder (except for the obligation to make payments) shall not subject either party, as the case may be, to any liability to other party if such failure is caused by act of God or the public enemy, fire, flood, drought, war, riot, insurrection, sabotage, embargo, strike or other labor trouble, compliance with any order, regulation or request of any governmental agency which the affected party could not reasonably have avoided. The affected party promptly shall notify the other party in writing setting forth the details of the occurrence of Force Majeure, its expected duration, and how that party performance is affected. A party whose performance of obligations has been delayed by Force Majeure shall use its best efforts to overcome the effect of the Force Majeure as soon as possible.

ARTICLE XI-MISCELLANEOUS

11.1 All notices and other communications shall be in writing and shall be deemed to be given when dispatched by registered or certified mail, fax or courier, to the following addresses of the respective parties:

HI-TECH PHARMACAL CO., INC.

369 Bayview Avenue

Amityville, New York 11701, USA

PHONE: (631) 789-8228

FAX: (631) 789-8824

Attn.: David Seltzer, President & CEO

RAGACTIVES S.L.U.

Parque Tecnológico, Parcelas 2 y 3

47151 Boecillo (Valladolid), Spain

PHONE: ++ 34 983 548110

FAX: ++ 34 983 548118

Attn: Javier Gallo, Sales Director

Either party may change its address for notices and other communication upon notice to the other parties.

11.2. This Agreement may not be amended or otherwise modified except by a writing signed by all parties. Either party may waive compliance by the other party with any provision of this Agreement required to be performed by such other party. Such waiver must be written and shall not be construed as a waiver of subsequent compliance with any other provision of this Agreement by such other party.

11.3. Each provision of this Agreement is severable. If any provision hereof is invalid or unenforceable under the laws of Spain or of the Territory, the remaining provisions shall remain valid and binding unless the provision or provisions which are invalid or unenforceable as aforesaid shall substantially adversely affect the rights, licenses or benefits granted to either party hereunder.

11.4. This Agreement constitutes the entire understanding between the parties and supersedes all prior oral or written understandings between the parties with respect to the subject matter of this Agreement.

11.5. RAGACTIVES and CLIENT may not assign or transfer rights or obligations under this Agreement or any document relating to this Agreement to any other entity or company or person, with the exception of those of the same group, without the prior written consent of RAGACTIVES and CLIENT respectively. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

11.6. Independent Contractor. Each party shall at all times during the term be an independent contractor, maintaining sole and exclusive control over its personnel and operation. At no time will either party hold itself out to be the agent, employee, lessee, sublessee, partner, or joint venturer of the other, and it is further understood and agreed between the parties that the full and exclusive relationship between them is that of an independent contractor. Nothing in this Agreement shall be construed to create any agency, employment, partnership, joint venture or similar relationship between the parties. Neither Party shall have any right or authority whatsoever to incur any liability or obligation, express or implied, or otherwise act in any manner in the name or on the behalf of the other, or to make any promise, warranty or representation binding on the other. Each party agrees not to use the name of or refer to the other without prior written permission, in any public statements, whether oral or written, related to this Agreement.

11.7. Insurance; Liability to Third Persons. Each party at its own expense, shall obtain and thereafter maintain workers’ compensation and comprehensive general liability (bodily injury and property damage) insurance, with respect to performance under this Agreement. Each party shall give the other or its representative immediate notice of any suit or action filed, or prompt notice of any claim made, against them arising out of the performance of this Agreement.

11.8. Product Liability. The parties reciprocally agree, each at their own respective expense, to maintain Product Liability insurance coverage sufficient to cover the exposures associated with the services contemplated under this Agreement in an amount no less than $2 million in the aggregate and $1 million per occurrence. The coverage may be procured through a combination of primary and excess or umbrella policies. The carriers providing such coverage must be financially sound and are subject to commercially reasonable acceptance by the parties. Upon request, each party agrees to provide evidence of such coverage in the form of a certificate of insurance. The Products Liability coverage will remain in effect during the term that services are rendered under this Agreement and shall be maintained for a period of no less than 6 years after the last date of services. If such Product Liability insurance is written on a claims made basis, the parties agree that any change in carrier(s) during the term will require the purchase of “prior acts” coverage to ensure that coverage will be uninterrupted.

ARTICLE XII-GOVERNING LAW AND ARBITRATION

12.1. This Agreement shall be governed and interpreted under laws of Switzerland, without giving effect to the principles of conflict of law thereof. Any dispute or claim arising out of or in connection to this Agreement or breach thereof, its interpretation or validity shall be settled first by presentation of the positions of each party, being made to the authorized representatives of the other party (non-lawyers) in the presence of an agreed-upon neutral adviser, if desired, so that such representatives may confer with each other in an endeavor to amicably resolve the dispute.

12.2. If the parties are unable to find amicably an acceptable settlement, the dispute shall be settled by arbitration according to the rules of the International Chamber of Commerce, Geneva. The Arbitration Court shall apply the arbitration provisions of the new Swiss Private International Law as in effect of January 1st, 1989 and Swiss law for the substance of the Agreement. The arbitration shall take place in Geneva, Switzerland, and in the English language.

12.3. The award to be rendered shall be final and conclusive and binding upon all parties without any right to appeal or other review. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate by their duly authorized officers as of the day and year first written above.

For and on behalf of HI-TECH PHARMACAL CO., INC.	For and on behalf of RAGACTIVES S.L.U.

/s/David Seltzer	/s/Gerardo Gutiérrez
David Seltzer President & Chief Executive Officer	Gerardo Gutiérrez General Manager

ANNEX 1

SPECIFICATIONS

The confidential portion has been omitted and filed separately with the Securities and Exchange Commission.